EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation/Jursidiction
RxElite Holdings Inc. (dba RxElite Inc.)	Delaware
Cendian Pharmaceuticals Ltd..	Canada